GLOBAL LAW OFFICE
15th Floor, Tower 1, China Central Place
No.81 Jianguo Road, Beijing, China 100025
Telephone: (8610)6584-6688 Fax: (8610)6584-6666
www.globallawoffice.com.cn

Consent

We hereby consent to all reference in the sections of the prospectus contained in Amendment No.4 to the Registration Statement of Rongfu Aqusculture, Inc. on Form S-1 entitled "Risk Factors" and "Organizational History of the Company and its Subsidiaries" to an opinion given by our firm to Rongfu Aquaculture, Inc. (the "Company") regarding the due execution and binding nature under the laws of the People's Republic of China ("PRC") of certain contracts to which a subsidiary of the Company is a party, that the contracts do not violate or breach any current statute, rule or regulation of the PRC that is applicable thereto and the summarization therein of our opinion. We also consent to the reference to our firm under the heading "Legal Matters" in such prospectus.

This Opinion is issued at Beijing, PRC.

Global Law Office

Very sincerely yours,

Global Law Office

February 23, 2011